Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-162520), of Pfizer of our report dated June 24, 2009, relating to the financial statements and the supplemental schedule of the Wyeth Savings Plan – Puerto Rico, which appears in the December 31, 2008 annual report on Form 11-K of the Wyeth Savings Plan – Puerto Rico.

PricewaterhouseCoopers LLP
Florham Park, New Jersey

June 23, 2010